Exhibit 23.1

                    TAUBER AND BALSER, P.C.
                 Certified Public Accountants
                   3340 Peachtree Road, N.E.
                         Suite 250
                     Atlanta, GA 30326


           INDEPENDENT AUDITORS' CONSENT

As independent auditors of All Waste Disposal Service, Inc. and Affiliates ("All Waste"), we hereby consent to the incorporation of our report dated December 18, 2000, relating to the consolidated balance sheet of All Waste as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 in the Form 8-K/A of WasteMasters, Inc. reporting on its acquisition of Lisbon Landfill, Inc., All Waste Disposal Services, Inc. and Tri-State Waste Disposal Service, Inc. to be filed on or about March 30, 2001.

/s/ Tauber and Balser, P.C.
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Tauber and Balser, P.C.
Atlanta, Georgia
March 29, 2001